                                                                EXHIBIT 1.(5)(A)

                      [LOGO OF PACIFIC LIFE APPEARS HERE]

                                 PACIFIC LIFE
                               & ANNUITY COMPANY

     Mailing Address:  700 Newport Center Drive .  Newport Beach, CA 92660

================================================================================

FLEXIBLE                READ YOUR POLICY CAREFULLY. This is a legal contract
PREMIUM                 between you, the Owner, and us, Pacific Life & Annuity
JOINT AND               Company, a stock insurance company. We agree to pay the
LAST SURVIVOR           benefits of this policy according to its provisions. The
VARIABLE LIFE           consideration for this policy is the application for it,
INSURANCE               a copy of which is attached, and payment of the
                        premiums.

 . Death Benefit         Premiums are flexible, subject to minimums required to
  Payable on Death of   keep the policy in force. Variable Account Values may
  the Survivor of the   increase or decrease depending upon Variable Account
  Insureds While        investment experience. There is no guaranteed Variable
  Policy in Force       Account Value. Policy loan value is less than one
                        hundred percent (100%) of the policy's cash surrender
                        value.
 . Net Cash Surrender
  Value Payable upon    The method for determining the death benefit is
  Surrender While the   described in the Death Benefit section of this policy.
  Policy is in Force    The amount of the death benefit may be fixed or variable
                        according to the Death Benefit Option selected and may
 . Adjustable Face       increase or decrease. The duration this policy remains
  Amount                in force may vary, depending on the premiums paid and
                        the investment experience of the Variable Accounts.
 . Benefits May Vary
  Based on Investment   Free Look Right - You may return this policy within 10
  Experience            days after you receive it. To do so, deliver or mail it
                        to us or to our agent. This policy will then be deemed
 . Non-Participating     void from the beginning and we will refund the premiums
                        paid.

                        Signed for Pacific Life & Annuity Company,


                         /s/ THOMAS C. SUTTON              /s/ AUDREY L. MILFS
                        ---------------------              -------------------
                        President and Chief                    Secretary
                        Executive Officer






POLICY NUMBER:        1234567-0          INSURED #1:            LELAND STANFORD
POLICY DATE:          JAN. 1, 2001       RISK CLASSIFICATION:   MALE NONSMOKER
INITIAL FACE AMOUNT:  $150,000           AGE ON POLICY DATE:    35
OWNER:                LELAND STANFORD    INSURED #2:            MARY STANFORD
                                         RISK CLASSIFICATION:   FEMALE NONSMOKER
                                         AGE ON POLICY DATE:    35

NOTE: IT IS POSSIBLE THAT THE POLICY MAY NOT CONTINUE IN FORCE (THAT IS, IT MAY LAPSE BEFORE THE DEATH OF THE SURVIVOR) EVEN IF PLANNED PREMIUMS ARE PAID DUE TO CHANGE IN THE CURRENT INTEREST RATE BEING CREDITED ON THE FIXED OPTIONS, THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNTS IN THE SEPARATE ACCOUNT, CHANGES IN EXPENSE LOADS OR COST OF INSURANCE RATES, LOANS AND WITHDRAWALS OR CHANGES IN THE DEATH BENEFIT OPTION.

P0156-NY                                                                    (P)

                          GUIDE TO POLICY PROVISIONS


SECTION                                                                   PAGE

POLICY SPECIFICATIONS....................................................   3

DEFINITIONS..............................................................   5

OWNER AND BENEFICIARY....................................................   6

PREMIUMS.................................................................   6

DEATH BENEFIT............................................................   7

ACCUMULATED VALUE........................................................   9

TRANSFERS................................................................  12

SURRENDER AND WITHDRAWAL OF VALUES.......................................  13

TIMING OF PAYMENTS AND TRANSFERS.........................................  14

INCOME BENEFITS..........................................................  14

POLICY LOANS.............................................................  15

SEPARATE ACCOUNT PROVISIONS..............................................  16

GENERAL PROVISIONS.......................................................  17

INDEX....................................................................  20

                                                      POLICY NUMBER: VP999999990

                             POLICY SPECIFICATIONS

   BASIC POLICY:  FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE LIFE INSURANCE

   PREMIUMS:   PLANNED ANNUAL PREMIUM                      = $   1,104.57
               GUIDELINE SINGLE PREMIUM                    = $  11,370.84
               GUIDELINE LEVEL PREMIUM                     = $   1,104.57

   DEATH BENEFIT OPTION:    A

   INTEREST ON THE FIXED OPTIONS IS GUARANTEED TO BE NOT LESS THAN 3.00% ANNUALLY FOR THE FIRST 10 POLICY YEARS, 3.60% FOR YEARS 11-20, AND 3.85% THEREAFTER. INTEREST ON THE LOAN ACCOUNT MAY BE AS MUCH AS 4.1% ANNUALLY FOR ALL POLICY YEARS AND IS GUARANTEED TO BE NOT LESS THAN 3.10% ANNUALLY FOR THE FIRST 10 POLICY YEARS, 3.70% FOR YEARS 11-20, AND 3.85% THEREAFTER. ANY EXCESS INTEREST RATE DECLARED BY US AT THE BEGINNING OF EACH POLICY YEAR WILL BE GUARANTEED UNTIL THE END OF THAT YEAR. BEFORE SUCH DECLARATION, EXCESS AMOUNTS ARE NOT GUARANTEED. SUBJECT TO POLICY GUARANTEES, WE HAVE THE RIGHT TO CHANGE THE INTEREST CREDITED TO THE FIXED OPTIONS AND THE COST OF INSURANCE AND OTHER CHARGES DEDUCTED, WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR THE ACCUMULATED VALUE TO BE LESS THAN WAS ILLUSTRATED.

   PREMIUM LOAD: FOR EACH PREMIUM PAID THERE IS A PREMIUM LOAD THAT CONSISTS OF A SALES LOAD OF 0% DURING POLICY YEARS 1-10 AND 3% THEREAFTER, PLUS A CHARGE OF 2.35% FOR CERTAIN STATE AND LOCAL TAXES AND A CHARGE OF 1.50% FOR CERTAIN FEDERAL TAXES.

   ADMINISTRATIVE CHARGE: $7.50 PER MONTH UNTIL THE YOUNGER INSURED'S AGE 100; $0 THEREAFTER.
   WITHDRAWAL FEE:  $25

   UNDERWRITING SURRENDER CHARGE: $350.00 REMAINS LEVEL FOR THE FIRST POLICY YEAR; AND THEN DECREASES BY $3.24 PER MONTH TO ZERO AT THE END OF THE 12OTH MONTH.

   SALES SURRENDER TARGET: $378.70 REMAINS LEVEL FOR THE FIRST POLICY YEAR; AND THEN DECREASES BY $3.51 PER MONTH TO ZERO AT THE END OF THE 120TH MONTH.

   M&E RISK FACE AMOUNT CHARGE: $11.40 PER MONTH FOR POLICY YEARS 1 TO 10; $0 THEREAFTER. REFER TO M&E RISK CHARGE PROVISION FOR DETAILS.

   M&E RISK ASSET CHARGE: A MONTHLY CHARGE WHICH IS A PERCENTAGE OF THE VARIABLE ACCUMULATED VALUE. THE PERCENTAGE IS 0.075% FOR POLICY YEARS 1-10, 0.025% FOR POLICY YEARS 11-20, AND 0.0042% THEREAFTER UNTIL THE YOUNGER INSURED'S AGE 100.


POLICY NUMBER:        1234567-0        INSURED #1:            LELAND STANFORD
POLICY DATE:          JAN. 1, 2001     RISK CLASSIFICATION:   MALE NONSMOKER
INITIAL FACE AMOUNT:  $150,000         AGE ON POLICY DATE:    35
OWNER:                LELAND STANFORD  INSURED #2:            MARY STANFORD
                                       RISK CLASSIFICATION:   FEMALE NONSMOKER
                                       AGE ON POLICY DATE:    35

NOTE: IT IS POSSIBLE THAT THE POLICY MAY NOT CONTINUE IN FORCE (THAT IS, IT MAY LAPSE BEFORE THE DEATH OF THE SURVIVOR) EVEN IF PLANNED PREMIUMS ARE PAID DUE TO CHANGE IN THE CURRENT INTEREST RATE BEING CREDITED ON THE FIXED OPTIONS, THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNTS IN THE SEPARATE ACCOUNT, CHANGES IN EXPENSE LOADS OR COST OF INSURANCE RATES, LOANS AND WITHDRAWALS OR CHANGES IN THE DEATH BENEFIT OPTION.

   P0156-NY                        Page 3.0

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

P0156-NY:        BASIC COVERAGE

                 FACE AMOUNT:               $100,000
                 INSURED #1:                LELAND STANFORD
                 AGE AT ISSUE:              35
                 RISK CLASSIFICATION:       MALE NONSMOKER

                 INSURED #2:                MARY STANFORD
                 AGE AT ISSUE:              35
                 RISK CLASSIFICATION:       FEMALE NONSMOKER

________________________________________________________________________________


R01LST-NY:       LAST SURVIVOR ADDED PROTECTION BENEFIT RIDER

                 FACE AMOUNT:               $50,000  (VARYING)
                 INSURED #1:                LELAND STANFORD
                 RISK CLASSIFICATION:       MALE NONSMOKER
                 INSURED #2:                MARY STANFORD
                 RISK CLASSIFICATION:       FEMALE NONSMOKER

________________________________________________________________________________


R01IRT-NY:       INDIVIDUAL ANNUAL RENEWABLE TERM RIDER

                 FACE AMOUNT:               $50,000 (VARYING)
                 AGE AT ISSUE:              35
                 RISK CLASSIFICATION:       MALE NONSMOKER
                 PERSON COVERED:            LELAND STANFORD

________________________________________________________________________________


   P0156-NY                        Page 3.1

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

                 LAST SURVIVOR ADDED PROTECTION BENEFIT RIDER
                               VARYING SCHEDULE

                         INSURED #1:             LELAND STANFORD
                         RISK CLASSIFICATION:    MALE NONSMOKER

                         INSURED #2:             MARY STANFORD
                         RISK CLASSIFICATION:    FEMALE NONSMOKER



     POLICY       FACE         POLICY        FACE         POLICY        FACE
      YEAR       AMOUNT         YEAR        AMOUNT         YEAR        AMOUNT
--------------------------------------------------------------------------------

       1       $ 50,000          36        $100,000
       2         50,000          37         100,000
       3         50,000          38         100,000
       4         50,000          39         100,000
       5         50,000          40         100,000
       6        100,000          41         100,000
       7        100,000          42         100,000
       8        100,000          43         100,000
       9        100,000          44         100,000
      10        100,000
      11        100,000
      12        100,000
      13        100,000
      14        100,000
      15        100,000
      16        100,000
      17        100,000
      18        100,000
      19        100,000
      20        100,000
      21        100,000
      22        100,000
      23        100,000
      24        100,000
      25        100,000
      26        100,000
      27        100,000
      28        100,000
      29        100,000
      30        100,000
      31        100,000
      32        100,000
      33        100,000
      34        100,000
      35        100,000

   P0156-NY                        Page 3.2

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

          INDIVIDUAL RENEWABLE TERM INSURANCE RIDER VARYING SCHEDULE

               INSURED:  LELAND STANFORD

               RISK CLASSIFICATION:  MALE NONSMOKER


    ATTAINED      FACE         ATTAINED      FACE          ATTAINED     FACE
       AGE       AMOUNT          AGE        AMOUNT           AGE       AMOUNT
--------------------------------------------------------------------------------

       35       $ 50,000         70        $100,000
       36         50,000         71         100,000
       37         50,000         72         100,000
       38         50,000         73         100,000
       39         50,000         74         100,000
       40        100,000         75         100,000
       41        100,000         76         100,000
       42        100,000         77         100,000
       43        100,000         78         100,000
       44        100,000         79         100,000
       45        100,000
       46        100,000
       47        100,000
       48        100,000
       49        100,000
       50        100,000
       51        100,000
       52        100,000
       53        100,000
       54        100,000
       55        100,000
       56        100,000
       57        100,000
       58        100,000
       59        100,000
       60        100,000
       61        100,000
       62        100,000
       63        100,000
       64        100,000
       65        100,000
       66        100,000
       67        100,000
       68        100,000
       69        100,000

   P0156-NY                        Page 3.3

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

                          TABLE OF SURRENDER CHARGES

POLICY        SURRENDER        POLICY     SURRENDER       POLICY       SURRENDER
MONTH          CHARGE          MONTH       CHARGE         MONTH         CHARGE
--------------------------------------------------------------------------------
   1          $728.70          41         $533.03         81           $263.14
   2           728.70          42          526.28         82            256.39
   3           728.70          43          519.54         83            249.65
   4           728.70          44          512.79         84            242.90
   5           728.70          45          506.04         85            236.15
   6           728.70          46          499.29         86            229.41
   7           728.70          47          492.55         87            222.66
   8           728.70          48          485.80         88            215.91
   9           728.70          49          479.05         89            209.16
  10           728.70          50          472.31         90            202.42
  11           728.70          51          465.56         91            195.67
  12           728.70          52          458.81         92            188.92
  13           721.95          53          452.06         93            182.18
  14           715.21          54          445.32         94            175.43
  15           708.46          55          438.57         95            168.68
  16           701.71          56          431.82         96            161.93
  17           694.96          57          425.08         97            155.19
  18           688.22          58          418.33         98            148.44
  19           681.47          59          411.58         99            141.69
  20           674.72          60          404.83        100            134.94
  21           667.98          61          398.09        101            128.20
  22           661.23          62          391.34        102            121.45
  23           654.48          63          384.59        103            114.70
  24           647.73          64          377.84        104            107.96
  25           640.99          65          371.10        105            101.21
  26           634.24          66          364.35        106             94.46
  27           627.49          67          357.60        107             87.71
  28           620.74          68          350.86        108             80.97
  29           614.00          69          344.11        109             74.22
  30           607.25          70          337.36        110             67.47
  31           600.50          71          330.61        111             60.73
  32           593.76          72          323.87        112             53.98
  33           587.01          73          317.12        113             47.23
  34           580.26          74          310.37        114             40.48
  35           573.51          75          303.63        115             33.74
  36           566.77          76          296.88        116             26.99
  37           560.02          77          290.13        117             20.24
  38           553.27          78          283.38        118             13.49
  39           546.53          79          276.64        119              6.75
  40           539.78          80          269.89        120              0.00

P0156-NY                           Page 3.4

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

                       TABLE OF COST OF INSURANCE RATES

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 APPLICABLE TO BASE POLICY COVERING BOTH LIVES.

POLICY          MONTHLY              POLICY              MONTHLY
 YEAR            RATE                 YEAR                RATE
-----------------------------------------------------------------
   1            0.00000029             40              0.00206346
   2            0.00000094             41              0.00242313
   3            0.00000174             42              0.00283191
   4            0.00000270             43              0.00328732
   5            0.00000390             44              0.00378906
   6            0.00000537             45              0.00434789
   7            0.00000720             46              0.00498290
   8            0.00000937             47              0.00571389
   9            0.00001195             48              0.00656426
  10            0.00001498             49              0.00755141
  11            0.00001858             50              0.00866656
  12            0.00002272             51              0.00989906
  13            0.00002754             52              0.01123693
  14            0.00003316             53              0.01267302
  15            0.00003975             54              0.01420425
  16            0.00004742             55              0.01583604
  17            0.00005651             56              0.01758447
  18            0.00006727             57              0.01947971
  19            0.00008019             58              0.02158283
  20            0.00009532             59              0.02400871
  21            0.00011279             60              0.02706405
  22            0.00013278             61              0.03141825
  23            0.00015505             62              0.03857529
  24            0.00017990             63              0.05230724
  25            0.00020807             64              0.08333333
  26            0.00024063             65              0.08333333
  27            0.00027924             66+             0.00000000
  28            0.00032573
  29            0.00038256
  30            0.00045033
  31            0.00052931
  32            0.00061934
  33            0.00072032
  34            0.00083185
  35            0.00095820
  36            0.00110541
  37            0.00128088
  38            0.00149413
  39            0.00175379

P0156-NY                           Page 4.0

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

                       TABLE OF COST OF INSURANCE RATES

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 APPLICABLE TO LAST SURVIVOR ADDED PROTECTION BENEFIT COVERING BOTH LIVES.

POLICY            MONTHLY             POLICY           MONTHLY
 YEAR              RATE               YEAR              RATE
----------------------------------------------------------------
   1            0.00000029             26             0.00024063
   2            0.00000094             27             0.00027924
   3            0.00000174             28             0.00032573
   4            0.00000270             29             0.00038256
   5            0.00000390             30             0.00045033
   6            0.00000537             31             0.00052931
   7            0.00000720             32             0.00061934
   8            0.00000937             33             0.00072032
   9            0.00001195             34             0.00083185
  10            0.00001498             35             0.00095820
  11            0.00001858             36             0.00110541
  12            0.00002272             37             0.00128088
  13            0.00002754             38             0.00149413
  14            0.00003316             39             0.00175379
  15            0.00003975             40             0.00206346
  16            0.00004742             41             0.00242313
  17            0.00005651             42             0.00283191
  18            0.00006727             43             0.00328732
  19            0.00008019             44             0.00378906
  20            0.00009532
  21            0.00011279
  22            0.00013278
  23            0.00015505
  24            0.00017990
  25            0.00020807

P0156-NY                             Page 4.1

                                                        POLICY NUMBER VP99999990

                             POLICY SPECIFICATIONS

                       TABLE OF COST OF INSURANCE RATES

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 APPLICABLE TO INDIVIDUAL RENEWABLE TERM INSURANCE RIDER COVERING LELAND STANFORD.


    POLICY                         POLICY
     YEAR         MONTHLY RATE      YEAR        MONTHLY RATE
    --------------------------------------------------------
       35          0.00017600        60          0.00134998
       36          0.00018686        61          0.00147355
       37          0.00020022        62          0.00161341
       38          0.00021526        63          0.00177217
       39          0.00023280        64          0.00194909
       40          0.00025202        65          0.00214342
       41          0.00027458        66          0.00235100
       42          0.00029715        67          0.00257276
       43          0.00032307        68          0.00280882
       44          0.00034984        69          0.00306532
       45          0.00037996        70          0.00335367
       46          0.00041093        71          0.00368199
       47          0.00044442        72          0.00406029
       48          0.00047960        73          0.00449620
       49          0.00051898        74          0.00498352
       50          0.00056089        75          0.00551331
       51          0.00061038        76          0.00607653
       52          0.00066577        77          0.00666569
       53          0.00072875        78          0.00727588
       54          0.00080018        79          0.00792387
       55          0.00087672
       56          0.00096005
       57          0.00104684
       58          0.00113962
       59          0.00123925

P0156-NY                           Page 4.2

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

                       TABLE OF COST OF INSURANCE RATES

CURRENT MONTHLY COST OF INSURANCE RATES PER $1.00 APPLICABLE TO INDIVIDUAL RENEWABLE TERM INSURANCE RIDER COVERING LELAND STANFORD.

        AGE              MONTHLY RATE                              AGE               MONTHLY RATE
     ---------         -----------------                        ----------         -----------------
         35                0.00003555                                60                0.00041758
         36                0.00003820                                61                0.00046025
         37                0.00004291                                62                0.00050676
         38                0.00004656                                63                0.00055634
         39                0.00005079                                64                0.00060518
         40                0.00005361                                65                0.00067468
         41                0.00005925                                66                0.00074652
         42                0.00006488                                67                0.00082684
         43                0.00007121                                68                0.00091641
         44                0.00007824                                69                0.00102295
         45                0.00008878                                70                0.00112655
         46                0.00009887                                71                0.00123871
         47                0.00011071                                72                0.00135871
         48                0.00012513                                73                0.00148890
         49                0.00014070                                74                0.00162544
         50                0.00015817                                75                0.00176528
         51                0.00017412                                76                0.00192548
         52                0.00019160                                77                0.00210225
         53                0.00021060                                78                0.00229493
         54                0.00023189                                79                0.00248879
         55                0.00025318
         56                0.00027979
         57                0.00030870
         58                0.00034143
         59                0.00037950

PO156-NY                                         Page 4.3

                                                        POLICY NUMBER VP99999990

                             POLICY SPECIFICATIONS

            TABLE OF GUARANTEED MAXIMUM M&E RISK FACE AMOUNT CHARGES
                  LAST SURVIVOR ADDED PROTECTION BENEFIT RIDER

M&E RISK FACE AMOUNT CHARGE APPLICABLE TO THE LAST SURVIVOR ADDED PROTECTION BENEFIT RIDER: MONTHLY CHARGE EQUAL TO THE AMOUNTS SHOWN BELOW. REFER TO THE RIDER FOR DETAILS.


POLICY       M&E RISK         POLICY        M&E RISK       POLICY      M&E RISK
 YEAR         CHARGE           YEAR          CHARGE         YEAR        CHARGE
-------------------------------------------------------------------------------
   1          $ 5.70            26           11.40
   2            5.70            27           11.40
   3            5.70            28           11.40
   4            5.70            29           11.40
   5            5.70            30           11.40
   6           11.40            31           11.40
   7           11.40            32           11.40
   8           11.40            33           11.40
   9           11.40            34           11.40
  10           11.40            35           11.40
  11           11.40            36           11.40
  12           11.40            37           11.40
  13           11.40            38           11.40
  14           11.40            39           11.40
  15           11.40            40           11.40
  16           11.40            41           11.40
  17           11.40            42           11.40
  18           11.40            43           11.40
  19           11.40            44           11.40
  20           11.40
  21           11.40
  22           11.40
  23           11.40
  24           11.40
  25           11.40


P0156-NY                           Page 4.4

                                  DEFINITIONS

In this section, we define certain terms used throughout this policy. Other terms may be defined in other parts of the policy. Defined terms are usually capitalized to provide emphasis.

Age - means the Insured's Age to the nearest birthday as of the Policy Date, increased by the number of complete policy years elapsed.

Code - is the U.S. Internal Revenue Code, and the rules and regulations issued thereunder.

Evidence of Insurability - is information, including medical information, satisfactory to us that is used to determine insurability and the Insured's risk classification.

Face Amount - is used in determining the death benefit under this policy. The Face Amount as of the Policy Date is shown in the Policy Specifications. The Face Amount may be decreased, as provided for in the Death Benefit section.

Fixed Options - consist of the Fixed Account and the Fixed LT Account.

Free Look Transfer Date - is 10 days after the policy is issued, or if later, the date all requirements necessary to place the policy in force are delivered to the Home Office.

Home Office - means our Life Insurance Client Services offices.

Insureds - are the two persons insured under this policy. The Insureds are shown in the Policy Specifications.

Investment Options - consist of the Variable Accounts and the Fixed Options.

Monthly Payment Date - is the day each month on which certain policy charges are deducted from, or credits are made to, the Accumulated Value. The first Monthly Payment Date is the Policy Date. Later Monthly Payment Dates occur each month after the Policy Date on the same day of the month as the Policy Date.

NAR - stands for the Net Amount at Risk. The NAR is equal to the death benefit as of the most recent Monthly Payment Date divided by 1.002466, then reduced by the Accumulated Value at the beginning of the policy month before the Monthly Deduction is due. Also, the Accumulated Value section describes how the NAR is used to calculate the Cost of Insurance charge.

Net Premium - is the premium we receive reduced by any Premium Load.

PL&A, we, our, ours, us and the Company - refers to Pacific Life & Annuity Company.

Policy Date - is shown on page 3. Policy months, quarters, years and anniversaries are measured from this date.

Policy Debt - is the sum of outstanding policy loans plus accrued Loan Interest.

Separate Account - is the Pacific Select Exec Separate Account, which is a separate account of ours that consists of subaccounts, also called Variable Accounts. Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.

Survivor - is the Insured remaining alive after the first death of the two Insureds that occurs while this policy is in force. If the two Insureds die in close proximity such that it cannot be determined who died first, unless otherwise provided, it shall be assumed that the younger survived the older.

P0156-NY                            Page 5                                   (P)

Valuation Date - is each day required by applicable law and currently includes each day the New York Stock Exchange is open for trading and our Home Office is open. If any transaction or event is scheduled to occur on a day that is not a Valuation Date, such transaction or event will be deemed to occur on the next following Valuation Date unless otherwise specified.

Valuation Period - is the period of time between successive Valuation Dates.

Variable Account - is a subaccount of a separate account of ours in which assets are segregated from assets in our general account and from assets in other subaccounts. Premiums and Accumulated Value under this policy may be allocated to a Variable Account for variable accumulation.

Written Request - is a request in writing, signed by you, and received by us at our Home Office.

You, your or Owner - refers to the Owner of this policy.


                             OWNER AND BENEFICIARY

Owner - The Owner of this policy is as shown in the Policy Specifications or in a later Written Request. If you change the owner, the change is effective on the date the Written Request is signed, subject to our receipt of it. If there are two or more Owners, they will own this contract as joint tenants with right of survivorship.

Assignment - You may assign this policy by Written Request. An assignment will take place only when recorded at our Home Office. When received, the assignment will take effect as of the date the Written Request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We will not be responsible for the validity of any assignment.

Beneficiary - The beneficiary is named by you in the application to receive the death benefit proceeds. The beneficiary may be one or more persons. If the beneficiary is more than one person, they will share the death benefit proceeds equally or as otherwise specified by you in a Written Request. The interest of any beneficiary will be subject to any assignment. If you have named a contingent beneficiary, that person becomes the beneficiary if the beneficiary dies before the Survivor. A beneficiary may not, at or after the Survivor's death, assign, transfer or encumber any benefit payable. To the extent allowed by law, policy benefits will not be subject to the claims of any creditor of any beneficiary.

You may make a change of beneficiary by Written Request on a form provided by us while at least one Insured is living. The change will take place as of the date the request is signed, subject to our receipt of the request. Any rights created by the change will be subject to any payments made or actions taken by us before the Written Request is received. You may designate a permanent beneficiary whose rights under the policy cannot be changed without his or her written consent.

The interest of a beneficiary who does not survive to receive payment will pass to the surviving beneficiaries in proportion to their share in the proceeds, unless otherwise provided. If no beneficiaries survive to receive payment, the death proceeds will pass to the Owner, or the Owner's estate if the Owner does not survive to receive payment.


                                    PREMIUMS

Premiums - This policy will not be in force until the initial premium is paid. The initial premium is payable either at our Home Office or to our agent. Additional premiums, if any, are payable in advance at our Home Office. At your request, a premium receipt signed by one of our officers will be given to you. No premium may be less than $50. Premiums may be paid at any time, subject to the premium limitations below. The Planned Premium is the amount identified in the application, or later changed by Written Request, which you plan to pay. Payment of the Planned Premium does not guarantee that the policy will continue in force. The amount of Planned Premium at policy issue is shown on Page 3.0.

P0156-NY                            Page 6                                   (P)

Premium Allocation Before the Free Look Transfer Date - Any Net Premium received before the Free Look Transfer Date will be allocated to the Money Market Variable Account on the issue date or, if later, the date the premium is received and accepted by us. On the Free Look Transfer Date, the Accumulated Value in the Money Market Variable Account will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent allocation instructions received by us, if any.

Premium Allocation On or After the Free Look Transfer Date - Any Net Premium received by us on or after the Free Look Transfer Date will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.

Upon Written Request, you may change the premium allocation. Subsequently, Net Premiums will be allocated to the Investment Options according to your most recent instructions.

Premium Limitation - We reserve the right to require Evidence of Insurability, satisfactory to us, for any premium payment that would result in an immediate increase in the NAR.

Guideline Premium Limitation - For this policy to be treated as life insurance under the Code, the sum of premiums paid less a portion of any withdrawals, as defined in the Code, may not exceed the greater of:

 . The Guideline Single Premium; or
 . The sum of the Guideline Level Premiums to date.

The amounts of the Guideline Premiums are shown on the Policy Specification pages. The Guideline Premiums may change whenever there is a change to the policy or riders. In such case, the new Guideline Premium will be shown in the supplemental schedule of benefits and premiums we will send to you at the time of the change. See the Tax Qualification as Life Insurance subsection of the General Provisions section for details. Also, see the Tax Qualification as Life Insurance and MEC Status subsections of the General Provisions section to see how premium payments can affect the federal tax treatment of your policy.

                                 DEATH BENEFIT

Death Benefit - This policy provides a death benefit on the death of the Survivor as long as the policy continues in force. There is no death benefit payable on the first death of the two Insureds. The death benefit, Death Benefit Option and the Guideline Premium Test are described in this section. Before the younger Insured reaches Age 100 (or would have attained Age 100 had the younger Insured survived), the death benefit is calculated as the larger of:

 . The Minimum Death Benefit calculated under the Guideline Premium Test; or . The death benefit as calculated under the Death Benefit Option in effect.

Beginning on the younger Insured's Age 100 (or would have attained Age 100 had the younger Insured survived), the death benefit is equal to the Accumulated Value.

Guideline Premium Test - The Minimum Death Benefit at any time is the Accumulated Value multiplied by the death benefit percentage shown in the following table, based on the Age of the younger Insured:


           Death Benefit           Death Benefit          Death Benefit             Death Benefit
  Age        Percentage     Age     Percentage     Age     Percentage       Age      Percentage
  0-40          250%         50        185%        60         130%           70          115%
   41           243          51        178         61         128            71          113
   42           236          52        171         62         126            72          111
   43           229          53        164         63         124            73          109
   44           222          54        157         64         122            74          107
   45           215          55        150         65         120          75-90         105
   46           209          56        146         66         119            91          104
   47           203          57        142         67         118            92          103
   48           197          58        138         68         117            93          102
   49           191          59        134         69         116         Over 93        101


P0156-NY                            Page 7                                   (P)

 Death Benefit Options - You have elected the Death Benefit Option in the application. The Death Benefit Option for this policy appears in the Policy Specifications. The Death Benefit Options are explained below.

 . Option A - The death benefit equals the Face Amount.
 . Option B - The death benefit equals the Face Amount plus the Accumulated Value at death.
 . Option C - The death benefit is the Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution of the Accumulated Value to the date of death. If the sum of the withdrawals is greater than the sum of the premiums paid, then the death benefit will be less than the Face Amount.
 . Option D - The death benefit equals the Face Amount times the death benefit factor for the current policy year. If you have elected Option D, the death benefit factors are shown on the Policy Specifications pages.

Change of Death Benefit Option - The Death Benefit Option may be changed to Option A or B upon Written Request a maximum of once per year. Changes to Option C or D are not permitted. After any such change, the Face Amount will be that which results in the death benefit after the change being equal to the death benefit before the change. For this purpose, death benefit is the amount calculated under the Death Benefit Options, disregarding the Minimum Death Benefit. The change will be effective on the Monthly Payment Date on or next following the day we receive your Written Request.

Death Benefit Proceeds - The death benefit proceeds are the actual amount payable if the Survivor dies while this policy is in force. The death benefit proceeds are equal to the death benefit, as of the date of the Survivor's death, less any Policy Debt and less any due and unpaid monthly deductions occurring during a grace period.

We will pay the death benefit proceeds to the beneficiary after we receive, at our Home Office, due proof of the Insureds' deaths (certified copies of the death certificates or, if unavailable, other legal documentation which we accept) and information sufficient to identify the beneficiary. The death benefit proceeds paid are subject to the conditions and adjustments defined in other policy provisions, such as General Provisions, Withdrawals and Policy Loans. We will pay interest on death proceeds from the date of death to the date of payment, at a rate not less than the current rate payable on the Interest Settlement Option described under Income Benefits.

Face Amount Decrease - The Face Amount may not be increased. However, subject to our approval, you may decrease the Face Amount a maximum of one time in any policy year after the first policy year. The effective date of the decreased Face Amount will be the first Monthly Payment Date on or following the date we receive the Written Request. We recommend you consult your tax advisor before requesting a decrease in policy Face Amount.

A supplemental schedule of benefits and premiums will be issued. This schedule will include the following information:

 . the effective date of the decreased Face Amount;
 . the amount of the decrease and the decreased Face Amount; and . the new Guideline Premiums.

The request for a decrease in Face Amount will be subject to the Guideline Premiums Limitation as defined in the Internal Revenue Code. This may result in a refund of premiums and/or the distribution of Accumulated Value in order to maintain compliance with such limitations. Such request will not be allowed if the resulting Guideline Premiums could cause an amount in excess of the Net Cash Surrender Value to be distributed from the policy. The Face Amount of this policy may not be decreased to less than our minimum issue limit in effect on the date of the request.

Paid-Up Insurance - On each policy anniversary you have the option to use the Net Cash Surrender Value to purchase guaranteed fixed joint and last survivor paid-up insurance. At the time of conversion, the Net Cash Surrender Value will be transferred to our general account. The entire Net Cash Surrender Value will be applied as a net single premium to purchase paid-up insurance. The amount of such insurance will be not less than that amount which can be purchased based on the guaranteed minimum interest rates for the Fixed Account and on the

P0156-NY                            Page 8                                   (P)
guaranteed maximum rates for the Cost of Insurance as shown in the Policy Specifications, beginning with the policy year in which the Paid-Up Insurance is purchased.

If the amount of paid-up insurance so determined would exceed the death benefit of the policy immediately prior to purchase of the paid-up insurance, we will apply only a portion of the Net Cash Surrender Value to purchase paid-up insurance, and the remainder will be paid to you. In this case, we will determine the amount of paid-up insurance so that the paid-up insurance plus the Net Cash Surrender Value paid to you will equal the policy's death benefit immediately prior to the purchase of the paid-up insurance. This policy and any riders attached to it will terminate at the time of conversion. Such paid-up insurance may be surrendered at any time, with the cash surrender value being determined on the same basis. No charges other than Cost of Insurance charges will be used in such determination. In particular, the Administrative Charge will not be used.

Change in Benefits - Under the Guideline Premium Test, any change in policy or rider benefits will require an adjustment to the guideline premium limitation. See the Tax Qualification as Life Insurance subsection of the General Provisions section for details.

                               ACCUMULATED VALUE

Accumulated Value - is defined on each Valuation Date and is the sum of the Fixed Accumulated Value plus the Variable Accumulated Value plus the Loan Account and any interest credited to it.

Fixed Accumulated Value - The Fixed Accumulated Value is the sum of the Accumulated Value in each Fixed Option. The Fixed Options consist of the Fixed Account and the Fixed LT Account.

This subsection describes how we calculate the Accumulated Value in each Fixed Option. We credit interest on a daily basis using a 365-day year and at a rate not less than an annual effective rate of 3% in the first 10 policy years, 3.60% in policy years 11-20, and 3.85% thereafter. At our discretion, we may credit a higher rate of interest. The interest rate in effect at the beginning of the policy year will be effective for the duration of that year. Once credited, interest is nonforfeitable, except indirectly due to any applicable Surrender Charge. The Accumulated Value for each Fixed Option on any Valuation Date is the following, including interest on each:

 . the Accumulated Value for the Fixed Option on the prior Monthly Payment Date; . plus the amount of any Net Premium received and allocated to the Fixed Option since the last Monthly Payment Date;
 . plus the amount of any transfer to the Fixed Option, including transfers from the Loan Account, since the last Monthly Payment Date;
 . minus the monthly deduction and other deductions due, if any, and assessed against the Fixed Option; and
 . minus the amount of any withdrawals, or transfers from the Fixed Option, including transfers to the Loan Account, since the last Monthly Payment Date.

Variable Accumulated Value - The Variable Accumulated Value is the sum of your policy's Accumulated Value in each Variable Account. This subsection describes how we calculate your policy's Accumulated Value in each Variable Account. Assets in each Variable Account are divided into Accumulation Units, which are a measure of value used for bookkeeping purposes. We credit your policy with Accumulation Units in each Variable Account as a result of:

 . the amount of any Net Premium received and allocated to the Variable Account;
  and
 . transfers of Accumulated Value to the Variable Account, including transfers from the Loan Account.

We debit Accumulation Units in each Variable Account as a result of:

 . transfers from the Variable Account, including transfers to the Loan Account; . Surrenders and withdrawals from the Variable Account; and

P0156-NY                            Page 9                                   (P)

 . the monthly deduction and other deductions due, if any, and assessed against the Variable Account.

To determine the number of Accumulation Units debited or credited for a transaction, we divide the dollar amount of the transaction by the Unit Value of the affected Variable Account.

To determine your policy's Accumulated Value in each Variable Account, we multiply the number of Accumulation Units in the Variable Account by the Unit Value of the Variable Account. The number of Accumulation Units in each Variable Account will not change because of subsequent changes in Unit Value.

At the inception of each Variable Account the Unit Value was $10. The Unit Value of each Variable Account is adjusted on each Valuation Date. To calculate the Unit Value of a Variable Account on any Valuation Date, we multiply the Unit Value from the previous Valuation Date by the Net Investment Factor. The Net Investment Factor for a Variable Account on any Valuation Date is (a) minus (b), divided by (c), where:

(a) is the Net Asset Value of the Variable Account as of the close of the business day, excluding the impact of any policy transactions since the prior Valuation Date (this will include any dividends or capital gains distributions made to the Variable Account since the prior Valuation Date);
(b) is the value of charges assessed by us since the prior Valuation Date for taxes attributable to the operation of the Variable Account; and
(c) is the Net Asset Value of the Variable Account as of the close of the previous Valuation Date.

The Net Asset Value of a Variable Account on any Valuation Date is the Net Asset Value per share for the Variable Account on the Valuation Date multiplied by the number of shares in the Variable Account on the Valuation Date. For each Variable Account, the Net Asset Value per share and the number of shares outstanding are reported to us each Valuation Date by the investment company in whose shares the Variable Account is invested.

Loan Account - The Loan Account is the amount set aside to secure Policy Debt. The amount in the Loan Account on any date is the following, including interest on each:

 . the amount in the Loan Account on the prior anniversary;
 . plus any loan taken since the prior anniversary; and . minus any loan amount repaid since the prior anniversary.

We will credit interest to the Loan Account on a daily basis using a 365-day year and the daily equivalent of an annual effective rate of 3.10% in the first 10 policy years, 3.70% in policy years 11-20, and 3.85% thereafter. At our discretion, we may use a higher rate of interest not to exceed the rate of 4.1% charged on policy loans. On each policy anniversary, any interest earned and held in the Loan Account will be transferred to the Investment Options according to your most recent premium allocation instructions.

Monthly Deduction - A Monthly Deduction for a policy month is due on each Monthly Payment Date and is equal to the sum of the following items:

 . the monthly Cost of Insurance Charge;
 . the M&E Risk Charge;
 . the Administrative Charge, if any; and . rider or benefit charges, if any.

Unless you have made a Written Request to the contrary, the Monthly Deduction will be charged proportionately to the Accumulated Value in each Variable Account and each Fixed Option on the Monthly Payment Date.

Cost of Insurance Charge - Beginning on the Policy Date and monthly thereafter, there will be a monthly Cost of Insurance (COI) Charge for the death benefit payable under this policy equal to (1) multiplied by (2), where:

  (1) is the applicable monthly Cost of Insurance Rate; and
  (2) is the Net Amount at Risk.

Cost of Insurance Rates - The Cost of Insurance Rates are based on a number of factors, including the Insureds' Ages, Risk Classifications, and the policy duration. Part of the cost is intended to recover acquisition expenses at issue. Such expense recoveries are greater in the early policy years. The

P0156-NY                            Page 10                                  (P)
current monthly Cost of Insurance Rates will be determined by us. These rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown in the Policy Specifications. Guaranteed Maximum Cost of Insurance rates are based on the 1980 Commissioners' Standard Ordinary Mortality Table.

Change in Policy Cost Factors - Any change in policy cost factors, including credited interest on the Fixed Options, persistency credit, COI rates, risk and expense charges and loads, will be by class and based on changes in our expectations of future investment earnings, mortality, persistency and expenses. Class is determined by a number of factors, including the two Insureds' Ages, Risk Classifications, Policy Date, and policy duration. Any such change will be determined in accordance with procedures and standards on file with the Insurance Department of the state in which this policy is delivered. Cost of insurance rates and other expense factors will be reviewed no more frequently than annually and no less frequently than once every five years to determine whether an adjustment is necessary. Interest to be credited to the Fixed Options will be reviewed at least annually to determine whether an adjustment is necessary.

M&E Risk Charge - The Mortality and Expense Risk Charge (M&E Risk Charge) is to compensate us for the risk we assume that mortality, expenses and other costs of providing your policy will be greater than estimated. Beginning on the Policy Date and monthly thereafter, the M&E Risk Charge will be the sum of the M&E Risk Face Amount Charge and the M&E Risk Asset Charge.

The M&E Risk Face Amount Charge is the amount shown in the Policy
Specifications, and is based on the Face Amount at policy issue.

The M&E Risk Asset Charge is assessed monthly until the younger Insured's Age 100 and is a percentage of the Variable Accumulated Value. In the first 10 policy years, the charge is 0.075% (0.90% annually). During policy years 11 through 20, the charge is 0.025% (0.30% annually). For policy years after the 20th, the charge is .0042% (0.05% annually). The percentages are also shown in the Policy Specifications.

Administrative Charge - Beginning on the Policy Date and monthly thereafter, there will be an Administrative Charge against the Accumulated Value. The amount of this charge will equal the amount shown in the Policy Specifications.

Premium Load - A Premium Load will be charged each time that a premium is paid to cover certain local, state and federal tax and certain sales and distribution costs. The Premium Load will equal the premium paid multiplied by the Premium Load rate shown in the Policy Specifications. The Premium Load associated with each premium will be immediately deducted from the premium paid. We reserve the right to increase the Premium Load with respect to the charge for local, state and federal tax. We will only increase the Premium Load if the effective tax paid by us increases and only if any such increase is first approved by the Insurance Department of the state in which this policy is delivered. We will notify you of any such change.

Other Taxes - In addition to the charges imposed under Premium Load and elsewhere, we reserve the right to make a charge for federal, state or local taxes that may be attributable to the Variable Accounts or to our operations with respect to this policy if we incur any such taxes, but only if any such charge is first approved by the Insurance Department of the state in which this policy is delivered.

Grace Period and Lapse - If the Accumulated Value less Policy Debt on a Monthly Payment Date is not sufficient to cover the current monthly deduction, a grace period of 61 days will be allowed for the payment of sufficient premium to keep your policy in force.

The grace period begins on the Monthly Payment Date on which the insufficiency occurred and ends 61 days thereafter. At the start of the grace period, we will send notice to you at your last known address and to any assignee of record.
The notice will state the due date and the amount of premium required for your policy to remain in force. A minimum of three times the monthly deduction due when the insufficiency occurred, plus Premium Load, must be paid. Premiums we receive during the grace period will be applied to your policy according to your most recent premium allocation instructions. There is no penalty for paying

P0156-NY                            Page 11                                  (P)
a premium during the grace period.

Your policy will remain in force during the grace period. If sufficient premium is not paid by the end of the grace period, a lapse will occur. Thirty-one days prior to lapse, we will send you and any assignee of record a notice containing the lapse date and the required premium to keep your policy in force. If the Survivor dies during the grace period, the death benefit proceeds will be reduced by any overdue charges. Upon lapse, the policy will terminate with no value.

Reinstatement - If it has not been surrendered, this policy may be reinstated not more than three years after the end of the grace period. To reinstate this policy you must provide us with the following:

 .  a written application;
 .  evidence of Insurability satisfactory to us for each Insured who was alive on the date of lapse;
 .  sufficient premium to cover all monthly deductions due and unpaid during the grace period; plus
 . sufficient premium to keep the policy in force for three months after the date of reinstatement.

The effective date of the reinstated policy will be the first Monthly Payment Date on or following the date we approve your reinstatement application. When this policy is reinstated, the Accumulated Value will be equal to the Accumulated Value on the date of lapse subject to the following. If the policy is reinstated on the first Monthly Payment Date following lapse, any Policy Debt on the date of lapse will also be reinstated with the corresponding portion of the Accumulated Value allocated to the Loan Account as described in the Policy Loans section. If the policy is reinstated after the first Monthly Payment Date following lapse, the Accumulated Value will be reduced by the amount of any Policy Debt on the date of lapse and the Policy Debt will be extinguished. At reinstatement, the surrender charge will be that in effect at the beginning of the grace period, and will then decrease each policy month thereafter according to the successive month-by-month surrender charges shown in the Policy Specifications pages.

Additional Amounts Nonforfeitable After Crediting - Any additional credits in excess of those guaranteed, or charge less than the maximum guaranteed charge, will be credited no less frequently than annually, and are nonforfeitable after crediting, except indirectly due to surrender charges.

                                   TRANSFERS

Transfers - After your initial Net Premium has been allocated according to your instructions and while your policy is in force, you may, upon Written Request, transfer your Accumulated Value, or a part of it, among the Investment Options as provided in this section. No transfer may be made if the policy is in a grace period and the required premium has not been paid.

Transfers to or from the Fixed Account - If you have transferred out of either Fixed Option within the last 90 days, you cannot transfer to the Fixed Account, except that during the first 18 policy months transfers into the Fixed Account are unlimited (see below). One transfer from the Fixed Account may be made in any twelve-month period. Each transfer from the Fixed Account will be limited to the greater of $5,000 or 25% of the Accumulated Value in the Fixed Account. Regardless of the limitations stated in this paragraph, on each policy anniversary you can transfer any or all of the Accumulated Value to the Fixed Account with no restriction.

Transfers to or from the Fixed LT Account - Transfers to the Fixed LT Account can be made only during the policy month prior to a policy anniversary. One transfer from the Fixed LT Account may be made in any twelve month period. Each transfer from the Fixed LT Account will be limited to the greater of $5,000 or 10% of the Accumulated Value in the Fixed LT Account.

Allocations to the Fixed LT Account - We reserve the right to limit the amount allocated to the Fixed LT Account to $1,000,000 during the most recent 12 months for all policies owned by you. Allocations include Net Premium payments, transfers and loan repayments. Any excess over $1,000,000 will be transferred to your other Investment Options relative to your most recent allocation instructions. We may increase the $1,000,000 limit at any time at our sole discretion. You may contact us to find out if a higher limit is in effect.

P0156-NY                             Page 12                                 (P)

Transfer into the Fixed Account Unlimited Under Special Circumstances - You may transfer from any Variable Account to the Fixed Account with no limitation under the following circumstances:

 .  For a period of time, as described below, after a material change in the investment policy of that Variable Account; and . During the first 18 policy months.

We will notify you if there is a material change in the investment policy of a Variable Account. The notice will inform you of your options, including your option to transfer from such Variable Account to the Fixed Account within 60 days after (i) the effective date of the material change or (ii) the date you receive the notice, whichever is later.

Transfer Limits - No charges are currently imposed for transfers. We reserve the right:

 .  to limit the size of transfers so that each transfer is at least $500;
 .  to limit the frequency of transfers (however, at least one transfer per quarter will be allowed);
 .  to disallow a transfer from any Investment Option if the balance would be less than $500;
 .  to assess a $25 charge for each transfer exceeding 12 per policy year.

                      SURRENDER AND WITHDRAWAL OF VALUES

Surrender - Upon Written Request while either Insured is living you may surrender this policy for its Net Cash Surrender Value. The policy will terminate on the date the request is received.

Net Cash Surrender Value - The Net Cash Surrender Value is the Cash Surrender Value less any Policy Debt.

Cash Surrender Value - The Cash Surrender Value is the Accumulated Value less any Surrender Charge.

Surrender Charge - If you surrender your policy, a Surrender Charge will be deducted from the Accumulated Value. The Surrender Charge is needed to help pay for costs such as underwriting, policy issue and sales and distribution costs. The total Surrender Charge is equal to the sum of the Underwriting Surrender Charge and the Sales Surrender Charge.

The Underwriting Surrender Charge is shown on the Policy Specifications. It remains level for the first policy year and then decreases by 0.9259% per month to zero at the 120th month.

The Sales Surrender Charge is equal to 70% of the premiums paid up to the Sales Surrender Target. The Sales Surrender Target is shown on the Policy Specifications. The Sales Surrender Charge increases as premiums are paid until the Sales Surrender Target is reached. After the first policy year, the Sales Surrender Charge, as calculated above, is adjusted by multiplying by a reduction factor. This reduction factor is equal to 99.0741% in the 13th month and reduces by .9259% per month to zero at the 120th month.

Surrender Charge on Face Amount Decrease - If you request to decrease the Face Amount, a Surrender Charge will be deducted from the Accumulated Value. The Surrender Charge in such case will equal the Surrender Charge that would be imposed if you were to surrender your policy at the time of the decrease multiplied by the ratio of the amount of the Face Amount decrease divided by the Face Amount immediately before the decrease. After a Face Amount decrease, the total Surrender Charge is reduced by the Surrender Charge deducted from the Accumulated Value as a result of the decrease.

Withdrawals - Upon Written Request on or after the first policy anniversary while either Insured is living, you may withdraw a portion of the Net Cash Surrender Value of this policy. We will deduct a withdrawal fee of $25 from the Accumulated Value for each withdrawal. The withdrawal fee will be deducted from the Investment Options in the same proportion as the withdrawal. There is no Surrender Charge imposed for a Withdrawal, even if the Face Amount is reduced as a result of the Withdrawal.

P0156-NY                             Page 13                                 (P)

Withdrawals will be subject to the following conditions: The amount of each withdrawal must be at least $500 and the Net Cash Surrender Value remaining after each withdrawal must be at least $500. Also, if there is any Policy Debt at the time of each withdrawal, the amount of the withdrawal is limited to the excess, if any, of the Cash Surrender Value immediately prior to the withdrawal over the result of the Policy Debt divided by 90%.

The amount of each withdrawal will be allocated proportionately to the Accumulated Value in the Investment Options unless you request otherwise. If the Survivor dies after the request for a withdrawal is sent to us and prior to the withdrawal being effected, the amount of the withdrawal will be deducted from the death benefit proceeds, which will be determined without taking the withdrawal into account.

A withdrawal will affect the death benefit, depending on the Death Benefit Option you have chosen. If your policy's death benefit is greater than the Minimum Death Benefit, then the withdrawal will reduce the death benefit by the amount of the withdrawal. However, if your policy's death benefit is equal to the Minimum Death Benefit, the withdrawal may cause the death benefit to decrease by an amount greater than the amount of the withdrawal. For Death Benefit Option C, if the sum of the withdrawals and other distributions from the policy is greater than the premiums, the death benefit will be less than the Face Amount.

Withdrawals May Affect the Face Amount - A withdrawal will never increase the NAR. A withdrawal will reduce the Face Amount, but only for policies having Death Benefit Option A or D. In the case of Option A, the reduction of the Face Amount will equal the excess of the Face Amount prior to the withdrawal over
(a). In the case of Option D, the reduction of the Face Amount will equal the excess of the Face Amount prior to the withdrawal over (a) divided by (b), where:
     (a) = the death benefit prior to the withdrawal minus the amount of withdrawal; and

     (b) = the Option D death benefit factor in the year of the withdrawal.


                        TIMING OF PAYMENTS AND TRANSFERS

Variable Accounts - With respect to allocations made to the Variable Accounts, we will calculate values for surrenders, withdrawals, loans and, unless transfers are restricted, transfers as of the end of the Valuation Date on or next following the day on which we receive your instructions. We will calculate death benefit proceeds based on allocations made to the Variable Accounts as of the end of the Valuation Date on or next following the day on which Survivor's death occurs. We will pay such amounts and will effect such transfers within seven days after we receive all the information needed to process the transaction. However, we may postpone the calculation, payment or transfer of any amounts that are based on the investment performance of the Variable Accounts, if:

 . the New York Stock Exchange is closed on other than normal weekend and holiday closings; or

 . an emergency exists, as determined by the SEC, as a result of which it is not reasonably practicable to determine the value of the Account assets or to dispose of Account securities.

Fixed Options - With respect to allocations made to the Fixed Options or if this policy is being continued under a fixed nonforfeiture benefit, we may defer surrenders, withdrawals, loans (except for loans to pay a premium on any policy issued by us), and transfers from the Fixed Options, for up to six months after we receive your request. If we defer any such payment for more than 10 days after we receive your request, we will pay interest at a rate not less than the current rate payable on the Interest Settlement Option described under Income Benefits.

                                INCOME BENEFITS

Income Benefits - Surrender or withdrawal benefits may be used to buy a lifetime monthly income for either Insured as long as the monthly income is at least $100. Death benefits may be used to buy a monthly income for the lifetime of the beneficiary. The monthly income will automatically be guaranteed to continue for at least ten years, unless another form of payment is requested. Under the automatic form

P0156-NY                             Page 14                                 (P)
of payment, if the income recipient dies before the end of the ten-year period, payments will continue to the end of the ten-year period to a person designated by the income recipient in writing.

The purchase rates for the monthly income will be set periodically by the Company. However, under the automatic form, the monthly income bought by each $1,000 of benefit amount will always be at least as large as that shown below.

           Monthly Income         Monthly Income         Monthly Income
  Age      Male    Female   Age   Male    Female   Age   Male    Female
  0-30     $3.20    $3.09    46   $3.81    $3.61    62   $5.10    $4.73
   32       3.25     3.14    48    3.92     3.71    64    5.35     4.95
   34       3.31     3.19    50    4.05     3.81    66    5.62     5.20
   36       3.38     3.24    52    4.18     3.93    68    5.92     5.47
   38       3.45     3.30    54    4.33     4.06    70    6.23     5.78
   40       3.53     3.37    56    4.49     4.20    72    6.56     6.11
   42       3.62     3.44    58    4.68     4.36    74    6.90     6.48
   44       3.71     3.52    60    4.88     4.54   75+    7.08     6.67

Monthly income amount for ages not shown are halfway between the two amounts for the nearest two ages that are shown. Amounts shown are based on the Annuity 2000 table with interest at 3.00%. This benefit is not available if the income would be less than $100 a month. We may require evidence of survival for incomes that last more than ten years.

Other Income Options - Surrender, withdrawal or death benefits may be used under any other payment plans that we make available at that time. We will make an Interest Settlement Option available under which we will credit interest monthly. Amounts left on deposit under this plan, and credited interest, will be accumulated until you request a withdrawal.


                                  POLICY LOANS

Policy Loans - You may obtain loans by Written Request after the Free Look Period, on the sole security of the Loan Account of this policy. We recommend you consult your tax advisor before requesting a policy loan. The amount of a loan must be at least $200.

Loan Amount Available - The amount available for a loan will be at least equal to 75% of the Net Cash Surrender Value or, if greater, the result of (a x b/c)-d, where:

a = the Accumulated Value less 12 times the most recent monthly deduction less any Surrender Charge on the date of the loan;

b = 1 + rate of loan interest credited at the time of the loan;

c = 1.041; and

d = any existing Policy Debt.

Loan Interest - Interest will accrue daily and is payable in arrears at the annual rate of 4.10%. Interest not paid when due will be added to the loan principal and bear interest at the same rate of interest.

Loan Account - When a loan is taken, an amount equal to the loan is transferred out of the Accumulated Value in the Investment Options into the Loan Account to secure the loan. Unless you request otherwise, loan amounts will be deducted from the Variable Accounts and the Fixed Options on a pro rata basis, up to the amount available. We will credit interest to the Loan Account as described in the Accumulated Value section.

On each policy anniversary, if the amount in the Loan Account exceeds Policy Debt, the excess will be transferred from the Loan Account to the Investment Options according to your most recent allocation instructions. If Policy Debt exceeds the amount in the Loan Account, an amount equal to such excess will be transferred from the Investment Options on a proportionate basis to the Loan Account.

P0156-NY                             Page 15                                 (P)

Loan Repayment - Loans may be repaid at any time prior to lapse of this policy. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account, will be transferred from the Loan Account to the Investment Options according to your most recent allocation instructions. We reserve the right to first transfer repayments from the Loan Account to each Fixed Option up to the amount that was originally borrowed. Any excess over such amount will be transferred to the Variable Accounts relative to your most recent allocation instructions. Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us in writing it is a premium payment.


                          SEPARATE ACCOUNT PROVISIONS

Separate Account - This policy uses the Pacific Select Exec Separate Account owned by Pacific Life & Annuity Company, herein called the "Separate Account". The assets of the Separate Account shall be valued at least as often as any policy benefits vary, but at least monthly. We established the Separate Account and maintain it under the laws and regulations of Arizona. The Separate Account is divided into subaccounts, called Variable Accounts. Income and realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this policy and other variable life policies. Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.

The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Variable Account to another Variable Account or to our general account. All obligations arising under the policy are general corporate obligations of ours. We do not hold ourselves out to be trustees of the Separate Account assets.

Variable Accounts - Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations are shown in your application for this policy. From time to time, we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.

We reserve the right, subject to compliance with the law then in effect, to:

 .  change or add designated investment companies;
 .  add, remove or combine Variable Accounts;
 .  add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;
 .  register or deregister any Variable Account under the Investment Company Act of 1940;
 .  change the classification of any Variable Account;
 .  operate any Variable Account as a managed investment company or as a unit investment trust;
 .  combine the assets of any Variable Account with other separate accounts or subaccounts of ours or our affiliates;
 .  transfer any Variable Account assets to other separate accounts or subaccounts of ours or of our affiliates;
 .  run any Variable Account under the direction of a committee, board, or other group;
 . restrict or eliminate any voting rights of policy Owners with respect to any Variable Account, or other persons who have voting rights as to any Variable Account;
 .  change the allocations permitted under the policy;
 . terminate and liquidate any Variable Account; and . make any other change needed to comply with law.

If any of these changes result in a material change in the underlying investments of a Variable Account of our Separate Account, we will notify you of such change. Unless required by law or regulation, we will not

P0156-NY                             Page 16                                 (P)
change the investment policy of the Separate Account without following the filing and other procedures of the Insurance Commissioner in the State of Arizona and without following the filing and other procedures established by the insurance regulators of the state in which this policy is delivered.

                               GENERAL PROVISIONS

Entire Contract - This policy is a contract between you and us. This policy, any attached endorsements, benefits and riders and the attached copy of the initial application are the entire contract, except as follows. Any written application for a change in policy terms allowed by the policy after issue or written notice of exercise of policy options made after the policy has been issued will also become part of the contract upon our acceptance of such application or notice and our mailing of same to your address last known to us. Only our president, chief executive officer or secretary is authorized to change this contract or extend the time for paying premiums. Any such change must be in writing.

All statements in the application shall be deemed representations and not warranties. We will not use any statement to contest this policy or defend a claim on grounds of misrepresentation unless the statement is in an application.

Non-Participating - This policy will not share in any of our surplus earnings.

Incontestability - We will not contest this policy unless there was a material misrepresentation in an application, including any reinstatement application. This policy will terminate upon successful contest with respect to either Insured. Except for failure to pay premiums, this policy cannot be contested after the expiration of the following time periods:

 . If this policy has not been reinstated, we cannot contest this policy after it has been in force during the lifetime of at least one of the Insureds for two years from the Policy Date; and
 . Following a reinstatement, we cannot contest this policy after it has been in force during the lifetime of at least one of the Insureds for two years from the reinstatement date.

Suicide Exclusion - If the death of the Survivor is the result of suicide within two years of the policy date, no death proceeds will be paid. Instead, we will pay the beneficiary the sum of the gross premiums charged on the policy less any indebtedness due to us on the policy, including interest due or accrued.

Misstatement - If either Insured's Age has been misstated, the death benefit will be adjusted so that the NAR after adjustment is the NAR before the adjustment multiplied by the ratio of the incorrect Cost of Insurance (COI) rate to the correct COI rate. If the Minimum Death Benefit after adjustment is larger, the death benefit will be this larger amount.

Evidence of Insurability - We reserve the right to require Evidence of Insurability for any policy change request or any premium payment which would result in an increase in NAR. We have the right to refuse any such change or premium payment.

Maturity - This policy does not mature, but will continue in force so long as at least one Insured is alive and there is sufficient Accumulated Value to provide for the Monthly Deduction due. After Age 100 of the younger Insured, no Monthly Deduction is due. No premium payments may be made after Age 100 of the younger Insured, except as needed to keep the policy from lapsing. After Age 100 of the younger Insured, policy loans and loan repayments, withdrawals, and transfers among variable accounts can continue to be made. Payment of the Planned Premium does not guarantee that the policy will continue in force to the younger Insured's Age 100.

P0156-NY                             Page 17                                 (P)

Reports - A report will be mailed to you at the end of each policy quarter to your last known address. This report will include the following information for the policy quarter:

 .  the Accumulated Value;
 .  the Cash Surrender Value;
 .  the current death benefit;
 .  any Surrender Charges;
 .  any existing Policy Debt;
 .  transactions that occurred during the policy quarter;
 . changes in the Guideline Premiums, if applicable; and . any information required by law.

In addition to the above reports, an annual report will also be mailed to you. The report will contain financial statements for the Separate Account and the designated investment company(ies) in which the Separate Account invests, the latter of which will include a list of the portfolio securities of the investment company, as required by the Investment Company Act of 1940. We will also send any other reports as required by federal securities law and applicable law and regulation of the state in which this policy is delivered.

Policy Illustrations - Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee not to exceed $25 per request for this service. Illustrated benefits that are not guaranteed, such as benefits based on the current cost factor assumptions, will vary depending upon a number of factors, including but not limited to, changes in future investment performance.

Basis of Values - A detailed statement showing how values are determined has been filed with the Insurance Department of the state in which this policy is delivered. Values are based on the Commissioner's 1980 Standard Ordinary Mortality Table and interest at the rate of 3%. Such values do not change upon the first death of the Insureds, nor do the cost of insurance rates; that is, the values and rates are based on the Frasier rate structure. The cash surrender values and the paid-up nonforfeiture benefits available under the policy are not less than the minimum values and benefits required by any statute of the state in which the policy is delivered.

Ownership of Assets - We have the exclusive and absolute control of our assets, including all assets in the Separate Account.

Tax Qualification as Life Insurance - This policy is intended to qualify as a life insurance contract for federal tax purposes, and the death benefit under this policy is intended to qualify for federal income tax exclusion. The policy, including any other rider, benefit or endorsement, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary. We will not accept a premium payment which would cause the policy to fail to qualify as a life insurance contract for federal tax purposes. However, as of the effective date of the filing of this policy in the state in which it was delivered, the IRS has not issued any official guidance on the tax treatment of life insurance policies that continue coverage beyond Age 100. You should consult your tax advisor.

If at any time the premiums paid under the policy exceed the amount allowable for such tax qualification, the excess amount, including any associated investment gains or losses, shall be removed from the policy as of the date of its payment, and any appropriate adjustment in the death benefit shall be made as of such date. The excess amount, including any associated investment gains or losses, shall be refunded no later than 60 days after the end of the applicable contract year as determined under federal tax law. For any such refund, any premium load originally assessed will be refunded and no surrender charges will apply.

If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to ensure or maintain such tax qualification, and the Accumulated Value will be reduced to reflect the increased Monthly Deductions as a result of such death benefit increase.

P0156-NY                             Page 18                                 (P)

If you request a decrease in policy or rider benefits, it may cause a reduction in any applicable limitations on premiums or cash values for the policy under federal tax law. Such a reduction in these limits may require us to make a distribution from the policy equal to the greatest amount by which the premiums paid or cash values for the policy, as determined under federal tax law, exceed any such reduced limits, in order to maintain the policy's tax qualification. If such a distribution is made, the distribution will be paid to you and the Accumulated Value will be reduced by the amount of the distribution. However, no request for a decrease in policy or rider benefits will be allowed to the extent that the resulting reduction in such tax limits would require us to distribute more than the Net Cash Surrender Value for the policy.

MEC Status - Unless you have given us Written Notice to the contrary, the provisions of this MEC Status subsection apply. MEC stands for Modified Endowment Contract. Under federal tax law, if the funding of a life insurance contract occurs too rapidly, it becomes a MEC and fails to qualify for certain favorable treatment as a result. This policy is intended to qualify as a life insurance contract that is not a MEC for federal tax purposes. This policy, including any other rider, benefit or endorsement, shall be interpreted to prevent the policy from being subject to such MEC treatment, despite any other provision to the contrary. We will not accept a payment as premium or otherwise which would cause the policy to become a MEC.

If at any time the amounts paid under the policy exceed the limit for avoiding such MEC treatment, the excess amount, including any associated investment gains or losses, shall be removed from the policy as of the date of its payment and any appropriate adjustment in the death benefit shall be made as of such date. The excess amount, as determined under federal tax law including any associated investment gains or losses, shall be refunded no later than 60 days after the end of the applicable contract year. For any such refund, any premium load originally assessed will be refunded and no surrender charges will apply.

If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to avoid such MEC treatment, and the Accumulated Value will be reduced to reflect the increased Monthly Deductions as a result of such death benefit increase.

Any request that would change the death benefits under the policy and riders will not be processed if the change would cause the policy to be treated as a MEC. Such changes include a reduction in the Face Amount, a change in death benefit option, and a reduction in Face Amount due to a withdrawal.

Other Distributions of Accumulated Value - If the NAR ever exceeds three times the original Face Amount, we reserve the right to make a distribution of Accumulated Value to make the NAR equal three times the original Face Amount.
In such case, the distribution will be treated as a premium refund and no surrender charge will be imposed. By treating the distribution as a premium refund, we mean that, in addition to the distribution of Accumulated Value which you will receive, we will also pay you an amount representing a return of premium load associated with the distribution. The amount representing the return of premium load will be equal to the reduction in Accumulated Value multiplied by (1/(1-premium load rate))-1, provided that such amount can never exceed the total premium load paid under the policy.

Termination - This policy will terminate on the earliest of:

 .  the death of the Survivor; and

 .  the lapse or surrender of this policy.

Compliance - We reserve the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any federal or state statute, rule, or regulation, including those of the state in which this policy is delivered and including the requirements for life insurance contracts under the Code. After filing with, and approval by, the Insurance Department of the state in which this policy is delivered, we will provide you with a copy of any such change. You have the right to refuse the change.

P0156-NY                             Page 19                                 (P)

                                     INDEX

Accumulated Value                             9         Modified Endowment Contract                  19
Administrative Charge                        11         Monthly Deduction                            10
Age                                           5         Monthly Payment Date                          5
Assignment                                    6         Mortality and Expense Risk Charge            10
Basis of Values                              18         NAR                                           5
Beneficiary                                   6         Net Asset Value                              10
Cash Surrender Value                         13         Net Cash Surrender Value                     13
Change in Policy Cost Factors                11         Net Investment Factor                        10
Change of Death Benefit Option                8         Net Premium                                   5
Code                                          5         Non-Participating                            17
Compliance                                   19         Owner                                         6
Cost of Insurance Charge                     10         Paid-Up Benefit                               8
Cost of Insurance Rates                      10         Planned Premium                               6
Death Benefit                                 7         Policy Date                                   5
Death Benefit Options                         8         Policy Debt                                   5
Death Benefit Proceeds                        8         Policy Illustrations                         18
Entire Contract                              17         Policy Loans                                 15
Evidence of Insurability                  5, 17         Premium Allocation                            7
Face Amount                                   5         Premium Limitation                            7
Face Amount Decrease                          8         Premium Load                              3, 11
Fixed Accumulated Value                       9         Premiums                                      6
Fixed Options                             5, 14         Reinstatement                                12
Free Look Transfer Date                       5         Reports                                      18
Grace Period                                 11         Risk Classification                           3
Guideline Premium Limitation                  7         Sales Surrender Charge                       13
Guideline Premium Test                        7         Sales Surrender Target                       13
Home Office                                   5         Separate Account                          5, 16
Income Benefits                              14         Suicide Exclusion                            17
Incontestability                             17         Surrender                                    13
Insureds                                      5         Surrender Charge                             13
Interest Settlement Option                   15         Survivor                                      5
Investment Options                            5         Tax Qualification as Life Insurance          18
Lapse                                        11         Termination                                  19
Loan Account                             10, 15         Transfer Limits                              13
Loan Amount Available                        15         Transfers                                    12
Loan Interest                                15         Underwriting Surrender Charge                13
Loan Repayment                               16         Valuation Date                                6
M&E Risk Charge                              11         Valuation Period                              6
Maturity                                     17         Variable Account                          6, 16
MEC                                          19         Variable Accumulated Value                    9
MEC Status                                   19         Withdrawals                                  13
Misstatement                                 17         Written Request                               6

P0156-NY                             Page 20                                 (P)

[LOGO OF PACIFIC LIFE APPEARS HERE]

PACIFIC LIFE
& ANNUITY COMPANY

Home Office:
17360 Brookhurst Street
Fountain Valley, CA 92708-8003

Mailing Address:
700 Newport Center Drive
Newport Beach, CA 92660

================================================================================

FLEXIBLE
PREMIUM JOINT AND LAST SURVIVOR
VARIABLE LIFE
INSURANCE




 . Death Benefit Payable on Death of the Survivor of the Insureds While Policy is in Force

 .  Net Cash Surrender Value Payable upon Surrender While the Policy is in Force

 .  Adjustable Face Amount

 .  Benefits May Vary Based on Investment Experience

 .  Non-Participating



P0156-NY                                                                     (P)